Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        DIVERSIFIED SENIOR SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          NORTH CAROLINA                                56-1973923
  (State or other Jurisdiction of              (IRS Employer Identification No.)
   Incorporation or Organization)

                             915 WEST FOURTH STREET
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (336) 724-1000
                   (Address, including zip code, and telephone
                         number, including area code of
                    Registrant's Principal Executive Offices)



                              SUSAN L. CHRISTIANSEN
                        DIVERSIFIED SENIOR SERVICES, INC.
                             915 WEST FOURTH STREET
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (336) 724-1000
   (Address, including zip code, and telephone number,including area code, of agent for service)
                         ------------------------------
                                   Copies to:

                            JAMES R. TANENBAUM, ESQ.
                         STROOCK & STROOCK & LAVAN, LLP
                                 180 MAIDEN LANE
                               NEW YORK, NY 10038

Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title of each class                                          Proposed Maximum       Proposed Maximum
of Securities to be                        Amount to be       Offering Price Per    Aggregate Offering           Amount of
  Registered                              Registered (1)      Share(1)                   Price                 Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value no per share (2)      1,903,125        $3.50 (3)               $6,660,938                $1,946
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents the shares of common stock being registered for resale by the selling security holders.

(2) The shares of common stock offered hereby is our good faith estimate of the number of shares of shares of common stock as shall be issued by us upon the full conversion of our Series B 12% Cumulative Convertible Preferred Stock issued in connection with separate private placements with the selling security holders. The number of shares is an estimate and is 175% of the number of shares that would be issuable upon conversion of the preferred stock based on the initial conversion price of $4.00. Such number is subject to adjustment and could be materially greater or less than the amount of shares of common stock being registered hereby depending on the future price of the common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering such indeterminate number of shares of common stock as may be issued from time to time as a result of the anti-dilution provisions of the preferred stock. Pursuant to Rule 457(i), no registration fee is required for these shares. This presentation is not intended to constitute a prediction of the future market price of the common stock or the number of shares of common stock issuable upon conversion of the preferred stock.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended, based on the average ($3.500) of the bid ($3.3750) and asked ($3.6250) price of the common stock on the Nasdaq SmallCap Market on June 29, 1999.


THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY ___, 1999

                        DIVERSIFIED SENIOR SERVICES, INC.

                        1,903,125 SHARES OF COMMON STOCK

The selling security holders, listed on page __, are offering for sale up to 1,903,125 shares of our common stock. We will not receive any proceeds from the sale of these shares. The shares of common stock are being offered on a continuous basis until November 27, 2000 or the earlier sale of all the shares.

The shares of common stock may be sold at market prices prevailing at the time of sale or at privately negotiated prices.

Our common stock is traded on the Nasdaq SmallCap Market under the symbol DISS.

On July __, 1999, the closing bid price of our common stock on the Nasdaq SmallCap Market was $____ per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE__ FOR A DISCUSSION OF SOME IMPORTANT RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JULY __, 1999

                              ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling security holders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

In this prospectus, references to "we," "us," "our," and "Diversified" refer to Diversified Senior Services, Inc. and its subsidiaries, and not to the selling security holders.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS................................................3
SUMMARY..............................................................5
RISK FACTORS.........................................................7
FORWARD-LOOKING INFORMATION.........................................12
USE OF PROCEEDS.....................................................12
SELLING SECURITY HOLDERS............................................12
PLAN OF DISTRIBUTION................................................14
LEGAL MATTERS.......................................................16
EXPERTS.............................................................16
HOW TO OBTAIN MORE INFORMATION......................................16

                                     SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FROM OUR CURRENT FILINGS WITH THE SEC.

Diversified was founded to focus on the development and management of low and moderate income senior housing and assisted living facilities. We specialize in creating affordable community living alternatives for seniors with fixed incomes. Our goal is to offer a continuum of senior living arrangements: apartments managed specifically for the housing needs of elderly persons; enhanced housing providing additional services for convenient, worry free living; and, finally, assisted living residences when a greater level of support is necessary.

We believe that there is a growing demand for senior housing developed for the low and moderate income frail elderly, specifically in our targeted areas of smaller cities and towns throughout the Midatlantic and Southeast. Although we have been operating for approximately three years, our senior management has over 20 years of experience in developing and operating housing specifically designed for this target population with a concentration in Eastern North Carolina.

Diversified was formed in May 1996 as a wholly owned subsidiary of Taylor House Enterprises, Limited and began operations in July 1996 when Taylor House exchanged all of the stock of its wholly owned subsidiary, Residential Properties Management, Inc., for Diversified's common stock. Taylor House is a privately-held corporation controlled by the Diversified's senior management. Diversified completed its initial public offering in January 1998. Our common stock is quoted under the symbol DISS on the Nasdaq SmallCap Market.

We have focused our development efforts on two types of facilities: 60-unit assisted living residences and 30-unit senior housing residences. We have completed construction of 60-unit residences located in Mocksville and Hamlet, North Carolina. By the early spring of next year, we expect that 60-unit facilities in Cherryville, Rocky Mount and Goldsboro, North Carolina will be completed. Our first 30-door residences in Pittsboro and Kinston, North Carolina are scheduled to open in the fall.

Diversified's 30-unit independent living residences, known as "Somerset House," provide residents 24-hour security and emergency call system, housekeeping, linen service, nutritious meals and activities. Each Somerset House is designed as a large house compatible in style with, and situated in, a small town, residential neighborhood in close proximity to community resources such as churches and the public library. Each house is limited to 30 private apartments to assure a warm, home-like atmosphere. Each apartment has a bedroom area, a living area, a Pullman style kitchen and a private bath.

Our 60-unit assisted living residences, known as "Somerset Court," supplement the services provided in an independent setting by providing personal care services, including medication monitoring, dressing, grooming, mobility, home management and case management. Somerset Courts provide a comfortable home-like environment with a range of common areas to accommodate both large gatherings and small, more intimate groups. Each resident has a furnished, fully carpeted living area with separate entrance and temperature control.

In October 1998 we began managing an assisted living property in South Boston, Virginia for an affiliated owner.

In addition to these properties, as of June 30, 1999, our development pipeline includes three additional 60-unit sites and two additional 30-unit sites, all of which are under our control and with positive feasibility studies. We have identified sites in twelve additional markets with positive feasibility studies completed. We are also exploring the conversion to assisted living of two residential floors in one existing subsidized senior housing complex we manage.

In addition to our development activities, we also manage apartment complexes. As of June 30, 1999, we managed 51 residences, consisting of approximately 2,112 units located in four states, North Carolina, Pennsylvania, Virginia and West Virginia.

Our internal growth program will focus on developing and operating 60-unit assisted living facilities and 30-unit independent senior housing residences. In addition to developing these new facilities, we will consider acquiring existing assisted living and senior housing facilities.

On May 3, 1999, we completed the initial closing of a private placement in which we issued 1,500 shares of 12% Series B Cumulative Convertible Preferred Stock. We received net proceeds of approximately $2,823,600 from that closing. We are committed to issue an additional 725 shares of this preferred stock at two closing scheduled to occur in the next four months. This prospectus relates to the majority of those underlying shares of common stock the investors will receive upon their conversion of the preferred stock. We have described the terms of the preferred stock in our Quarterly Report on Form 10-Q which we filed on May 15, 1999 and which we have incorporated by reference herein.

Diversified's executive offices are located at 915 West Fourth Street, Winston-Salem, North Carolina 27101. Our telephone number is (336) 724-1000.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

RISKS ASSOCIATED WITH OUR BUSINESS.

OUR OPERATING HISTORY IS LIMITED AND WE BELIEVE THIS FACTOR CONTRIBUTES TO THE LOW TRADING VOLUME IN OUR COMMON STOCK.

Although through affiliated entities our senior management team has extensive experience in related fields, we have only been in existence since May 17, 1996. Also, we have only been developing assisted living and senior housing facilities since that date. As of June 30, 1999, we have only completed two sites, both 60-door assisted living residences, and we do not expect to have these facilities rented-up until the summer of 2000. Our lack of operating history makes an independent evaluation of our ability to profitably develop and manage assisted living and senior housing properties impossible. In addition, our lack of an operating history, makes financial analysis and financial projections concerning our business very difficult. This lack of operating history limits the number of potential investors in our common stock. Since we went public in January 1998, our common stock has had relatively thin trading volumes.

WE COULD BE REQUIRED TO CUT BACK OUR OPERATIONS SIGNIFICANTLY IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FUNDING.

Our ability to continue our facilities development plan will depend on our positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We have not yet been able to generate positive cash flow from our operations, and we are therefore dependent on attracting outside capital to fund our future growth. We do not know if we will be able to raise additional funding or if such funding will be available on favorable terms.

Our cash requirements to run our business have been and will continue to be significant. Since inception, in 1996, our negative cash flow from operations has been as follows:

FISCAL YEAR ENDED:                                       NEGATIVE CASH FLOW

December 31, 1996                                         $      164,866
December 31, 1997                                         $      446,690
December 31, 1998                                         $    1,745,102

If we cannot raise future capital, we will have to severely curtain our development plans which could cause us significant losses. Should that occur, it is likely that the price of our common stock would decline.

WE HAVE A IMPLEMENTED AN AGGRESSIVE DEVELOPMENT PLAN. OUR ABILITY TO PROFITABLY MANAGE THIS GROWTH IS UNCERTAIN.

If we are able to secure the necessary funding, beginning in the year 2000, we intend to develop annually eight to twelve 30-door senior housing facilities and four to six 60-door assisted living facilities. Given that we have limited experience in developing these types of facilities, it is possible that our assumptions about potential revenues and costs may be incorrect and that these projects will be less profitable than we anticipate. In addition, this growth may place significant strains on our management and personnel.

OUR OPERATIONS ARE CONCENTRATED IN A GEOGRAPHIC AREA WHICH INCREASES THE LIKELIHOOD LIKELY THAT OUR PROFITABILITY MAY BE ADVERSELY AFFECTED BY AN ECONOMIC DOWNTURN IN THIS AREA.

Since we have decided to concentration our development activities in the Southeast, with a particular emphasis on eastern North Carolina, any economic downturn in this area may adversely affect our occupancy rates and the monthly rental rates we charge. In turn, our ability to grow revenues would be limited and the price of our common stock could be affected.

MANY OF OUR COMPETITORS ARE MUCH LARGER THAN WE ARE AND HAVE MUCH GREATER FINANCIAL RESOURCES.

The assisted living industry is highly competitive, fragmented, characterized by numerous small operators but also with large, public, well-financed competitors. Should any of these larger competitors decide to target the markets we are currently developing, or intend to develop, our ability to profitably develop and manage locations in those markets may be severely impaired.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS. IF WE FAIL TO COMPLY WITH THESE REGULATIONS, OUR REVENUES AND PROFITS WILL BE ADVERSELY AFFECTED.

Federal, state and local governments regulate various aspects of our business. The development and operation of assisted living residences, senior housing and the management of subsidized housing are subject to federal, state and local regulation, certification, and inspection laws. Changes in or the adoption of such laws and regulations, or new interpretations of existing laws and regulations, could have a significant effect on methods and costs of doing business and amounts of reimbursement from governmental and other payors. Our success will depend upon our ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses and subsidies. We can not assure that federal, state or local laws or regulatory procedures will not be imposed or expanded which might adversely affect us. North Carolina, a state we are focused upon, currently has a moratorium on licensure for new assisted living units.

A SUBSTANTIAL PORTION OF OUR REVENUE IS DERIVED FROM GOVERNMENT REIMBURSEMENTS. CHANGES IN PUBLIC POLICY CONCERNING SUCH REIMBURSEMENTS COULD LIMIT OUR ABILITY TO GROW REVENUES AND MAY EVEN LEAD TO A DECLINE IN REVENUES.

As of March 31, 1999, 78% of our reoccurring revenue was derived from or associated with government reimbursements. Any changes in federal, state and local public policy that would reduce the level of these reimbursement would negatively impact a large percentage of our reoccurring revenues.



RISKS ASSOCIATED WITH OUR SECURITIES.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES RESERVED FOR FUTURE ISSUANCES WHICH COULD CAUSE DILUTION OF STOCKHOLDER INTERESTS.

The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of July __, 1999, we had __________ shares of common stock reserved for possible future issuances upon, among other things, conversion of preferred stock and exercise of outstanding options and warrants.

In addition, we may seek additional financing which could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in our company. Furthermore, the book value per share of common stock may be reduced. This reduction would occur if the exercise price of the options or warrants or the conversion ratio of the preferred stock were lower than the book value per share of common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of common stock, including the shares offered by this prospectus, into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. In addition, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as such warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON THE PRICE OF THE COMMON STOCK AND CAUSE THE SELLING SECURITY HOLDERS TO RECEIVE A GREATER NUMBER OF SHARES UPON SUBSEQUENT CONVERSIONS OF THE PREFERRED STOCK.

After January 29, 2000, the Series B preferred stock is convertible at a floating rate that may be below the market price of the common stock. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will get upon conversion. To the extent the selling security holders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling security holders to convert their convertible preferred stock into greater amounts of common stock, the sales of which could further depress the stock price. The significant downward pressure on the price of the common stock as the selling security holders convert and sell material amounts of common stock could encourage short sales by others in which the short-sellers borrow common stock at the current market price in hope to buy it in the future at a lower price. This could place further downward pressure on the price of the common stock.

In addition, the conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred stock may ultimately convert and sell the full amount issuable on conversion. Although each selling security holder owning Series B preferred stock may not convert their preferred stock if, as a result, they would own more than 9.99% of the then outstanding common stock, this restriction does not prevent those selling security holders from converting and selling some of their holdings and then converting the rest of their holdings. In this way, an individual selling security holder owning Series B preferred stock could sell more than 9.99% of the outstanding common stock while never holding more than 9.99% at one time.

WE ARE CONTROLLED BY OUR MANAGEMENT.

As of July __, 1999, our chairman of the board of directors and our officers, directors and related parties, as a group, beneficially own approximately ____% and ____%, respectively, of our outstanding common stock. These amounts include common stock issuable upon the exercise of warrants and/or options as well as indirect ownership of common stock. As a result, these stockholders have been able to, and for the foreseeable future will be able to, determine matters requiring stockholder approval, including the election of directors, the sale of large amounts of equity and approval of significant corporate transactions.

OUR STOCK PRICE IS EXTREMELY VOLATILE AND MAY DECREASE RAPIDLY.

The trading price and volume of our common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements concerning our development activities, and general conditions in our industry. At many times since our initial public offering in January 1998, the trading volume of our common stock has been very thin, leading to a significant spread in the bid and ask price of our common stock. In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many assisted living and senior housing companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.

YOUR EQUITY INTEREST IN US MAY BE DILUTED BY OUR FUTURE ISSUANCE OF EQUITY.

The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The board has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock.

IF WE CANNOT MEET THE NASDAQ SMALLCAP MARKET MAINTENANCE REQUIREMENTS AND NASDAQ RULES, NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF THE COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK.

In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and shareholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. Although we currently comply with Nasdaq's listing maintenance requirements, it is possible we may not meet the requirements in the future. The dilution resulting from the issuance of the convertible preferred stock discussed above and subsequent conversion and sale of common stock could have a substantial depressive effect on the common stock bid price causing it to decrease below $1.00. If we were no longer in compliance with Nasdaq rules and were unable to receive a waiver or achieve compliance, and if our common stock were to be delisted from the SmallCap market, an investor in our company may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

IF NASDAQ DELISTS OUR COMMON STOCK YOU WOULD NEED TO COMPLY WITH THE PENNY STOCK REGULATIONS WHICH COULD MAKE IT MORE DIFFICULT TO SELL YOUR COMMON STOCK.

In the event that our securities are not listed on the SmallCap Market , trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker-dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

The Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, with certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. If our common stock were considered a penny stock, the ability of broker-dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for such securities.


                           FORWARD-LOOKING INFORMATION

This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in the prospectus or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.


                                 USE OF PROCEEDS

The selling security holders are selling all the shares covered by this prospectus for their own account. We will not receive any proceeds from the resale of the shares.


                            SELLING SECURITY HOLDERS

We will issue the shares of common stock covered by this prospectus to the selling security holders pursuant to the private placement of Series B preferred stock.

This prospectus covers the resale by the selling security holders of 1,903,125 shares of our common stock to be issued upon the conversion of the Series B preferred stock, which amount of shares is an estimate and is not a prediction of the actual number of shares of common stock we will issue upon conversion of the Series B preferred stock. We are registering the shares of common stock offered in this prospectus with the Securities and Exchange Commission to permit public secondary trading. As a result, the selling security holders may offer all or part of the shares for resale to the public from time to time.

The table on the following page lists information regarding the selling security holders' ownership of shares of our common stock, assuming the conversion of the Series B preferred stock at 500 shares of common stock per share of Series B preferred stock and as adjusted to reflect the sale of the shares of our common stock. Information concerning the selling security holders may change from time to time. To the extent that the selling security holders or any of their representatives advise us of changes, and if required, we will report the changes in a supplement to this document. See "Plan of Distribution". Except as set forth in this prospectus, to our knowledge, no selling security holder has held any position or office, or has had any material relationship, with us or any parties related to us within the past three years.

The number of shares of common stock indicated is an estimate and includes 175% of the number of shares that would be issuable upon conversion of 2,175 shares of the Series B preferred stock based on the initial conversation price of $4.00. The actual amount could be materially more than this estimated amount depending upon factors that we cannot predict at this time.

The "Amount Offered" and "Amount Beneficially Owned Following Offering" columns assume no sales are effected by the selling security holders during the offering period other than under this registration statement.


                                  Amount Beneficially                                    Amount Beneficially
                                  Owned and Offered                       Amount              Owned Following
Name                            Hereby (as of July __, 1999)             Offered              Offered
--------------------------------------------------------------------------------------------------------------------------
                             Number of                                    Number of            Number of
                              Shares                 %(1)                 Shares               Shares          %(1)
                           -----------------------------------------------------------------------------------------------

Austinvest Anstalt Balzers        368,750            10.1%               437,500(2)               0            0%
Esquire Trade & Finance Inc.      357,500             9.8%               437,500(3)               0            0%
Amro International, S.A.          100,000             2.9%               125,000(4)               0            0%
Nesher, Inc.                      100,000             0.6%                25,000(5)               0            0%
Guarantee & Finance Corp.          62,500             1.9%                62,500                  0            0%
------------

(1) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 3,301400 shares of common stock outstanding as of July 1, 1999. In calculating the percentage amount, we treat as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's Series B preferred stock. We did not assume, however, the conversion of any other holder's Series B preferred stock.

(2) Includes 68,750 shares of common stock issuable pursuant to conversion of Series B preferred stock which would be issued within ten business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.

(3) Includes 80,000 shares of common stock issuable pursuant to conversion of Series B preferred stock which would be issued within ten business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.

(4) Includes 25,000 shares of common stock issuable pursuant to conversion of Series B preferred stock which would be issued within ten business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.

(5) Includes 5,000 shares of common stock issuable pursuant to conversion of Series B preferred stock which would be issued within ten business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.



The selling security holders purchased all of the Series B preferred stock in a private transactions exempt from the registration requirements of the Securities Act.

At the time we sold the Series B preferred stock, the selling security holders represented to us that they purchased the Series B preferred stock for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exemptions. We agreed with the selling security holders to file a registration statement to register the resale of the underlying shares of common stock. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until the earlier of (1) November 27, 2000 and (2) the date on which the common stock into which the Series B preferred stock is convertible no longer qualify as "Registrable Securities" under a registration rights agreement between us and the selling security holders.


                              PLAN OF DISTRIBUTION

The selling security holders may offer their shares of common stock at various times in one or more of the following transactions:

         o On any U.S. securities exchange on which our common stock may be listed at the time of such sale;

         o  In the over-the-counter market;

         o In transactions other than on such exchanges or in the over-the-counter market;

         o  In connection with short sales; or

         o  In a combination of any of the above transactions.

The selling security holders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

The selling security holders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling security holder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

The selling security holders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. As such, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling security holders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

         o  the name of any of the broker-dealers;

         o  the number of shares involved;

         o  the price at which the shares are to be sold;

         o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

         o that the broker-dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

         o  other facts material to the transaction.

The registration agreements relating to the private placement of the Series B preferred stock has certain reciprocal indemnification provisions between us and each selling security holder to indemnify each other against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

In order to comply with the securities laws of some states, if applicable, the shares of common stock into which the Series B preferred stock is convertible may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock into which the Series B preferred stock is convertible may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.


In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A selling security holder may not sell any shares of common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

                                  LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Stroock & Stroock & Lavan LLP, New York, New York.

                                     EXPERTS

The audited consolidated financial statements, including the related notes to those statements, for the year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated in reliance on the report of The Daniel Professional Group, Inc., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                         HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at: http://www.sec.gov.

We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the SEC or on the SEC's website as described above.

This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the SEC at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         1. Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

         2. Our definitive proxy statement on Schedule 14A for the annual meeting of stockholders on May 13, 1999;

         3. Our quarterly report on Form 10-Q for the period ended March 31, 1999;

         4. Our registration statement on Form 8-A containing the description of our common stock, filed on November 5, 1997.

         You may request a copy of these filings, at no cost, by writing to:

                        Diversified Senior Services, Inc.
                             915 West Fourth Street
                       Winston-Salem, North Carolina 27101
                             Attention: Joanne Ragan

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DIVERSIFIED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except for the SEC registration fee. The listed expenses are payable by the Company.


          Registration Fee:                                         $1,946

          Printing and Engraving Fee:                               $5,000

          Accounting Fees:                                          $2,500

          Legal Fees:                                               $7,500

          Miscellaneous:                                            $1,000
                                                            ----------------
                  Total                                            $17,946
                                                            ================


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The North Carolina Business Corporation Act ("NCBCA") allows a corporation's articles of incorporation to contain a provision limiting a director's personal liability to the corporation and its shareholders for monetary damages. No such provision may limit a director's liability for: (i) acts or omissions known by the director to conflict with the best interests of the corporation; (ii) liability for unlawful distributions; (iii) any transactions from which the director received an improper personal benefit; or
(iv) acts or omissions occurring prior to the effective date of such provision of the articles of incorporation. The Registrant's Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the NCBCA.

          The NCBCA contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees and agents from any liability incurred in their activities on behalf of the corporation. The NCBCA permits indemnification unless, in connection with a proceeding by or in the right of the corporation, the person seeking indemnification is adjudged liable to the corporation or, in connection with a proceeding charging the receipt of an improper personal benefit, the person seeking indemnification is adjudged to have improperly received a benefit.

          ARTICLE SIX of the Registrant's Articles of Incorporation provide that: "To the fullest extent permitted by applicable law, as it now exists or may hereafter be amended, the Corporation shall indemnify all persons serving as Directors and Officers of the Corporation against all liability and litigation expense, including but not limited to reasonable attorneys' fees, arising out of their status as such or their activities in the foregoing capacities, regardless of when such status existed or activity occurred and regardless of whether or not they are Directors or Officers of the Corporation at the time such indemnification is sought or obtained. Without limiting the generality of the foregoing, such persons may also recover from the Corporation all reasonable costs, expense and attorney's fees in connection with the enforcement of rights to indemnification granted by this Article. The provisions of this Article are in addition to and not in limitation of the power of the Corporation to receive the benefit, any other or further indemnification, insurance, elimination of liability or other right or benefit which is either required by the NORTH CAROLINA BUSINESS CORPORATION ACT or permitted thereby and duly adopted by the Corporation in accordance therewith."

          ARTICLE SEVEN of the Registrant's Articles of Incorporation provide that: "To the fullest extent permitted by applicable law, as it now exists or may hereafter be amended, no Director of the Corporation shall have any personal liability arising out of any action, whether by or in the right of the Corporation or otherwise, for monetary damages for breach of his or her duty as a Director. This Article shall not impair any right to receive indemnity or insurance from the Corporation or any third party which any Director may now or hereafter have. Any repeal or modification of this Article shall not impair or otherwise adversely affect any limitation on, or elimination of, the personal liability of a Director effected hereby with respect to acts or omissions occurring prior to such repeal or modification."

ITEM 16.   EXHIBITS.

NUMBER                              DESCRIPTION

5.1          Opinion of Stroock & Stroock & Lavan LLP, counsel to the Company.*

23.1         Consent of Stroock & Stroock &Lavan LLP (included in Exhibit 5).*

23.2 Consent of The Daniel Professional Group, Inc., independent auditors for the Company.
----------
*  To be filed by amendment.

ITEM 17.   UNDERTAKINGS

I.       Rule 415 Offering.  The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of
                 1934 that are incorporated by reference in this registration statement.

        2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II.     Filings Incorporating Subsequent Exchange Act Documents by Reference.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered pursuant to this registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III.    Acceleration of Effectiveness - Indemnification Undertaking.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
        Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winston-Salem, North Carolina, on July 1, 1999.

                              DIVERSIFIED SENIOR SERVICES, INC.

                              By: /s/ WILLIAM G. BENTON
                                  ------------------------------
                                  William G. Benton, Chairman of the Board and
                                  Chief Executive Officer

                              By: /s/ G. L. CLARK
                                 ---------------------------------
                                  G.L. Clark, Jr., Chief Financial Officer and
                                  Treasurer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Susan L. Christiansen, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, please and stead, in any and all capacities, to sign any an all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

      SIGNATURE                      TITLE                               DATE

/S/ WILLIAM G. BENTON        Chairman of the Board
---------------------         and Chief Executive                July 1, 1999
William G. Benton

/S/ SUSAN L. CHRISTIANSEN    Chief Operating Officer             July 1, 1999
-------------------------    and Director
Susan L. Christiansen

/S/ G. L. CLARKJ             Chief Financial Officer,            July 1, 1999
-------------------------    Treasurer and Director
G.L. Clark, Jr.

/S/ PERRY C. CRAVEN           Director                           July 1, 1999
-------------------------
Perry C. Craven

/S/ WALTER H. ETTINGER        Director                           July 1, 1999
-------------------------
Walter H. Ettinger, Jr.

                                  EXHIBIT INDEX



NUMBER                                  DESCRIPTION

5.1      Opinion of Stroock & Stroock & Lavan LLP, counsel to the Company.*

23.1     Consent of Stroock & Stroock &Lavan LLP (included in Exhibit 5).*

23.2 Consent of The Daniel Professional Group, Inc., independent auditors for the Company.

------------
*  To be filed by amendment.